Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS RECORD FOURTH QUARTER RESULTS
- Revenue Grows 41% -
- Same-Store Sales Expand 14% -
- Updates Fiscal 2007 Guidance -

CLEARWATER, FL, November 2, 2006 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record results for its fourth quarter of fiscal 2006.

Revenue grew over 41% to $323.6 million, for the quarter ended September 30, 2006, from $228.6 million for the comparable quarter last year. Same-store sales increased 14%, following a 24% increase in the comparable quarter last year. The additional growth came from stores opened or acquired that are not eligible for inclusion in the same-store sales base. Net income increased 24.1% to $12.6 million, or $0.66 per diluted share, from net income of $10.2 million, or $0.54 per diluted share, for the fourth quarter of fiscal 2005.

Revenue grew 28% to $1.2 billion, for the fiscal year ended September 30, 2006, compared with $947.3 million for fiscal 2005. Same-store sales increased 7% in fiscal 2006 on top of a 23% increase in fiscal 2005. The remaining growth came from stores opened or acquired that are not eligible for inclusion in the same-store sales base. Net income for the fiscal year ended September 30, 2006 grew to $39.4 million, or $2.08 per diluted share, compared with net income of $33.8 million, or $1.88 per diluted share, for last fiscal year.

The Company’s results for the fiscal year ended September 30, 2006, include after-tax expenses of approximately $700,000, or $0.04 per diluted share, for direct costs incurred during the first quarter associated with Hurricane Wilma. Additionally, beginning with fiscal year 2006, the Company began expensing stock options as required by Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” During the quarter and fiscal year ended September 30, 2006, the Company recorded compensation expense for stock options of approximately $900,000 and $2.8 million respectively, both after-tax, or $0.05 and $0.15 per diluted share, respectively. Also, in the three-months ended September 30, 2005, the Company recorded an after-tax charge of approximately $1.0 million or approximately $0.06 per diluted share, related to a single litigation matter that is under appeal. Excluding these charges in the respective periods, net income for the quarter and fiscal year ended September 30, 2006 would have increased 20.6% and 23.2%, respectively.

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William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Given the challenging environment in which we are operating, marked by cautious consumer spending, I am pleased with our Team’s abilities to once again deliver very strong same-store sales growth and solid overall earnings growth albeit at the low end of our expectations. I am confident our 14% same-store sales growth, which was on top of a 24% increase in the comparable quarter last year, has resulted in market share gains for MarineMax. As planned, we adopted a more aggressive marketing strategy that helped to generate strong sales growth. This increased our costs, but it also gave us a larger customer base that will likely result in additional sales, as our customers trade-up, thereby driving future revenue growth.”

Mr. McGill continued, “Despite the challenges faced by the industry, fiscal 2006 proved to be another year of growth for MarineMax. We completed two large acquisitions of dealerships, whose integration continues to proceed according to plan, and we grew same-store sales by 7%. We continued to grow our higher margin businesses, such as service, parts and accessories, and finance and insurance, as evidenced by our gross margin expansion. As we navigate the current retail environment, our customer centric strategies, operating efficiencies and ability to effectively consolidate our acquisitions should result in long-term growth and increased stockholder value.”

Based on current business conditions, retail trends and other factors, the Company is updating its fiscal 2007 guidance to the range of $2.05 to $2.15 per share from $2.15 to $2.25. The Company’s 2007 guidance assumes same-store sales growth in the mid single digits. The Company’s guidance excludes the impact from any potential material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our competitive position in the boating market; the success of our strategies; our ability to capitalize on improving industry trends; our ability to continue long-term growth; our ability to achieve market share gains and increase stockholder value; and our earnings guidance for fiscal 2007. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K/A and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$323,622	$228,634	$1,213,541	$947,347
Cost of sales	230,044	163,936	906,781	712,843

Gross profit	93,578	64,698	306,760	234,504
Selling, general, and administrative expenses	67,017	46,012	222,806	169,975

Income from operations	26,561	18,686	83,954	64,529
Interest expense	5,661	1,936	18,616	9,291

Income before income tax provision	20,900	16,750	65,338	55,238
Income tax provision	8,293	6,594	25,956	21,412

Net income	$12,607	$10,156	$39,382	$33,826

Basic net income per common share	$0.69	$0.58	$2.18	$2.01

Diluted net income per common share	$0.66	$0.54	$2.08	$1.88

Weighted average number of common shares used in computing net income per common share:
Basic	18,318,092	17,539,141	18,028,562	16,815,445

Diluted	19,009,231	18,703,958	18,928,735	18,032,533

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,113	$27,271
Accounts receivable, net	57,589	26,235
Inventories, net *	462,847	317,705
Prepaid expenses and other current assets	8,445	6,934
Deferred tax assets	4,486	4,956

Total current assets	558,480	383,101
Property and equipment, net	122,215	99,994
Goodwill and other intangible assets, net	116,195	56,184
Other long-term assets	4,673	211

Total assets	$801,563	$539,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,398	$18,146
Customer deposits	17,170	25,793
Accrued expenses	26,783	21,096
Short-term borrowings	321,500	150,000
Current maturities of long-term debt	4,532	4,635

Total current liabilities	407,383	219,670
Deferred tax liabilities	11,639	10,771
Long-term debt, net of current maturities	32,654	25,450

Total liabilities	451,676	255,891
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2006 and 2005	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,529,524 and 17,678,087 shares issued and outstanding at September 30, 2006 and 2005, respectively	19	18
Additional paid-in capital	156,618	125,672
Retained earnings	200,306	160,924
Deferred stock compensation	—	(2,397)
Accumulated other comprehensive income	507	—
Treasury stock, at cost, 336,300 and 30,000 shares held at September 30, 2006 and September 30, 2005, respectively	(7,563)	(618)

Total stockholders’ equity	349,887	283,599

Total liabilities and stockholders’ equity	$801,563	$539,490

* - Inventories include approximately $99 million associated with the Port Arrowhead Group and Surfside-3 Marina acquisitions completed during the March 2006 quarter and approximately $12 million associated with the Cabo product line expansion during the September 2006 quarter.

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